Exhibit 99.1

Clearwater Paper Reports Third Quarter 2016 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 20, 2016--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2016.

The company reported net sales of $435.3 million for the third quarter of 2016, down 1.6% compared to net sales of $442.2 million for the third quarter of 2015. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the third quarter of 2016 were $0.9 million, or $0.05 per diluted share, compared to $23.1 million, or $1.21 per diluted share, for the third quarter of 2015. Excluding certain items identified in the attached reconciliations to GAAP, third quarter 2016 adjusted net earnings were $2.4 million, or $0.14 per diluted share, compared to third quarter 2015 adjusted net earnings of $24.4 million, or $1.28 per diluted share. The decrease in net earnings was due primarily to $18.0 million of pre-tax planned major maintenance at the company’s Lewiston, Idaho pulp and paperboard facility, lower paperboard pricing and shipments, $3.5 million of pre-tax net costs incurred from an unplanned power outage at the Lewiston facility, a $3.5 million pre-tax settlement charge associated with a pension lump sum buyout, and contractual wage increases. These items were partially offset by higher productivity and lower input costs for transportation, chemicals and natural gas.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $32.0 million for the third quarter of 2016 compared to $61.3 million for the third quarter of 2015. Adjusted EBITDA for the quarter was $34.3 million, down 45.7% compared to third quarter 2015 Adjusted EBITDA of $63.2 million.

"Clearwater Paper achieved third quarter financial results at the high end of our outlook with increased retail sales volumes in consumer products that helped to mitigate continued challenging paperboard market conditions,” said Linda K. Massman, president and chief executive officer. “The team’s outstanding focus on implementing our strategic capital projects and operational efficiencies also contributed to our results."

“Through the third quarter, we have purchased approximately 1.1 million shares at an average price of $46.91 as part of our $100 million stock repurchase program we announced last December. Our stock repurchase program reflects our confidence in future cash generation capabilities and a commitment to return capital to shareholders,” said Massman.

THIRD QUARTER 2016 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $253.3 million for the third quarter of 2016, up 2.5% compared to third quarter 2015 net sales of $247.0 million. This increase was due to market share gains, which resulted in growth of total tissue volume and a richer product mix that included a 7.0% increase in retail tons sold.

On a GAAP basis, the segment had operating income of $17.2 million in the third quarter of 2016, compared to operating income of $15.5 million in the third quarter of 2015. Adjusted operating income of $15.9 million for the third quarter of 2016 was down from $16.7 million compared to the same period in 2015, after adjusting for a $1.8 million net gain in the third quarter of 2016 resulting from the release of an indemnity escrow related to the sale of the company’s former specialty tissue mills, $0.5 million and $0.7 million of costs in the third quarters of 2016 and 2015, respectively, related to the previously announced Long Island, New York facility closure, and $0.5 million of reorganization related expenses in the third quarter of 2015. The adjusted operating margin declined from 6.8% in the third quarter of 2015 to 6.3% in the most recent period due to higher maintenance and wage costs which were partially offset by higher shipment volumes, a richer product mix and lower transportation costs.

  Total tissue sales volumes of 100,600 tons in the third quarter of 2016 increased by 2.5% and converted product cases shipped were 13.8 million, up 3.0%, each compared to the third quarter of 2015.
  Average tissue net selling prices increased by a modest 0.04% to $2,516 per ton in the third quarter of 2016, compared to the third quarter of 2015.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $182.0 million for the third quarter of 2016, down 6.8% compared to third quarter 2015 net sales of $195.2 million. The decrease was primarily due to lower paperboard shipments and pricing. Operating income for the quarter decreased $27.4 million to $10.0 million, compared to $37.4 million for the third quarter of 2015, primarily due to $18.0 million of planned major maintenance at the Lewiston, Idaho mill, $3.5 million of net costs incurred from an unplanned power outage at the Lewiston facility, and contractual wage increases. These factors were partially offset by lower input costs for polyethylene, natural gas, and transportation.

  Paperboard sales volumes decreased 1.1% to 196,271 tons in the third quarter of 2016, compared to 198,535 tons in the third quarter of 2015.
  Paperboard net selling prices decreased 5.3% to $927 per ton compared to the third quarter of 2015.

Taxes

The company's GAAP tax rate for the third quarter of 2016 was a provision of 48.8% compared to 28.3% in the third quarter of 2015 due to a low level of pre-tax income in the period. On an adjusted basis, the third quarter 2016 tax rate was 41.4%. The company expects its annual GAAP and adjusted tax rate to be approximately 36% plus or minus two percentage points for 2016.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the third quarters of 2016 and 2015, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share, adjusted operating income, adjusted operating margin and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income and adjusted tax rate as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company's stock repurchase program, cash flow generation, return of capital to shareholders and expected tax rate for 2016. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in customer product preferences and competitors’ product offerings; the loss of or changes in prices in regards to a significant customer; cyclical industry conditions; changes in the cost and availability of wood fiber and wood pulp; inability to successfully implement the company’s operational efficiencies and expansion strategies; changes in transportation costs and disruptions in transportation services; customer acceptance, timing and quantity of purchases of the company’s tissue products; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; labor disruptions; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in expenses and required contributions associated with the company’s pension plans; reliance on a limited number of third-party suppliers for raw materials; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
Net sales	$435,320	100%	$442,222	100%	$1,309,195	100%	$1,320,806	100%
Costs and expenses:
Cost of sales	(396,605)	91%	(373,892)	85%	(1,127,103)	86%	(1,148,071)	87%
Selling, general and administrative expenses	(29,435)	7%	(28,284)	6%	(94,885)	7%	(85,379)	6%
Total operating costs and expenses	(426,040)	98%	(402,176)	91%	(1,221,988)	93%	(1,233,450)	93%
Income from operations	9,280	2%	40,046	9%	87,207	7%	87,356	7%
Interest expense, net	(7,520)	2%	(7,882)	2%	(22,559)	2%	(23,438)	2%
Earnings before income taxes	1,760	0%	32,164	7%	64,648	5%	63,918	5%
Income tax provision	(859)	0%	(9,100)	2%	(24,437)	2%	(19,500)	1%
Net earnings	$901	0%	$23,064	5%	$40,211	3%	$44,418	3%
Net earnings per common share:
Basic	$0.05		$1.22		$2.35		$2.33
Diluted	0.05		1.21		2.33		2.30
Average shares outstanding (in thousands):
Basic	16,845		18,860		17,141		19,088
Diluted	17,060		19,091		17,253		19,284

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$331	$5,610
Restricted cash	—	2,270
Short-term investments	—	250
Receivables, net	134,384	139,052
Taxes receivable	7,634	14,851
Inventories	252,126	255,573
Other current assets	5,414	9,331
Total current assets	399,889	426,937
Property, plant and equipment, net	914,945	866,538
Goodwill	209,087	209,087
Intangible assets, net	16,280	19,990
Pension Assets	2,035	596
Other assets, net	5,578	4,221
TOTAL ASSETS	$1,547,814	$1,527,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$223,803	$220,368
Revolving credit facility borrowings	13,012	—
Current liability for pensions and other postretirement employee benefits	7,559	7,559
Total current liabilities	244,374	227,927
Long-term debt	569,563	568,987
Liability for pensions and other postretirement employee benefits	85,991	89,057
Other long-term obligations	42,310	46,738
Accrued taxes	1,523	1,676
Deferred tax liabilities	132,850	118,118
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	524,166	530,414
Accumulated other comprehensive loss, net of tax	(52,963)	(55,548)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,547,814	$1,527,369

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$40,211	$44,418
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	65,921	62,844
Equity-based compensation expense	9,826	2,495
Deferred tax provision (benefit)	12,329	(12,403)
Employee benefit plans	(500)	2,122
Deferred issuance costs on long-term debt	637	714
Disposal of plant and equipment, net	30	1,109
Non-cash adjustments to unrecognized taxes	(153)	(1,123)
Changes in working capital, net	4,045	15,471
Changes in taxes receivable, net	7,217	1,255
Excess tax benefits from equity-based payment arrangements	(157)	(3,848)
Funding of qualified pension plans	—	(3,179)
Other, net	(523)	(2,320)
Net cash flows from operating activities	138,883	107,555

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	250	40,000
Additions to plant and equipment	(105,514)	(78,461)
Proceeds from sale of assets	—	587
Net cash flows from investing activities	(105,264)	(37,874)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(51,528)	(84,305)
Borrowings on revolving credit facility	944,844	—
Repayments of revolving credit facility borrowings	(931,832)	—
Payment of tax withholdings on equity-based payment arrangements	(488)	(3,129)
Excess tax benefits from equity-based payment arrangements	157	3,848
Other, net	(51)	(9)
Net cash flows from financing activities	(38,898)	(83,595)
Decrease in cash and cash equivalents	(5,279)	(13,914)
Cash and cash equivalents at beginning of period	5,610	27,331
Cash and cash equivalents at end of period	$331	$13,417

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2016		2015		2016		2015
Segment net sales:
Consumer Products	$253,319	58%	$247,039	56%	$746,249	57%	$721,606	55%
Pulp and Paperboard	182,001	42%	195,183	44%	562,946	43%	599,200	45%
Total segment net sales	$435,320	100%	$442,222	100%	$1,309,195	100%	$1,320,806	100%

Operating income (loss):
Consumer Products	$17,201	185%	$15,521	39%	$54,135	62%	$44,948	51%
Pulp and Paperboard	9,956	107%	37,446	94%	85,151	98%	81,394	93%
	27,157		52,967		139,286		126,342
Corporate[1]	(17,877)	193%	(12,921)	32%	(52,079)	60%	(38,986)	45%
Income from operations	$9,280	100%	$40,046	100%	$87,207	100%	$87,356	100%

[1]	Corporate expenses for the three and nine months ended September 30, 2016 include a $3.5 million settlement accounting charge associated with a pension lump sum buyout for term-vested participants.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net earnings	$901	$23,064	$40,211	$44,418
Add back:
Interest expense, net	7,520	7,882	22,559	23,438
Income tax provision	859	9,100	24,437	19,500
Depreciation and amortization expense	22,747	21,204	65,921	62,844
EBITDA[1]	$32,027	$61,250	$153,128	$150,200

Directors' equity-based compensation expense (benefit)	$89	$(1,914)	$4,425	$(3,841)
Pension settlement expense	3,482	—	3,482	—
Costs associated with Long Island facility closure	466	728	1,431	2,017
Gain associated with the sale of the specialty mills	(1,755)	—	(1,755)	(1,462)
Legal expenses and settlement costs	—	1,972	—	1,972
Reorganization related expenses	—	1,185	—	1,185
Costs associated with labor agreement	—	—	—	1,730
Adjusted EBITDA[2]	$34,309	$63,221	$160,711	$151,801

[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP net earnings	$901	$23,064	$40,211	$44,418
Special items, after-tax[1]:
Directors' equity-based compensation expense (benefit)	57	(1,307)	2,857	(2,630)
Pension settlement expense	2,240	—	2,240	—
Costs associated with Long Island facility closure	300	497	922	1,384
Gain associated with the sale of the specialty mills	(1,129)	—	(1,129)	(1,003)
Legal expenses and settlement costs	—	1,346	—	1,346
Reorganization related expenses	—	809	—	809
Costs associated with labor agreement	—	—	—	1,197
Adjusted net earnings[2]	$2,369	$24,409	$45,101	$45,521

GAAP net earnings per diluted share	$0.05	$1.21	$2.33	$2.30
Special items, after-tax[1]:
Directors' equity-based compensation expense (benefit)	—	(0.07)	0.17	(0.14)
Pension settlement expense	0.13	—	0.13	—
Costs associated with Long Island facility closure	0.02	0.03	0.05	0.07
Gain associated with the sale of the specialty mills	(0.07)	—	(0.07)	(0.05)
Legal expenses and settlement costs	—	0.07	-	0.07
Reorganization related expenses	—	0.04	-	0.04
Costs associated with labor agreement	—	—	-	0.06
Adjusted net earnings per diluted share[2]	$0.14	$1.28	$2.61	$2.36

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Consumer Products:
Net sales	$253,319	$247,039	$746,249	$721,606
GAAP operating income	17,201	15,521	54,135	44,948
Depreciation and amortization expense	15,022	14,048	42,984	40,463
Consumer Products EBITDA[1]	$32,223	$29,569	$97,119	$85,411
Costs associated with Long Island facility closure	466	728	1,431	2,017
Gain associated with the sale of the specialty mills	(1,755)	—	(1,755)	(1,462)
Costs associated with labor agreement	—	—	—	814
Reorganization related expenses	—	494	—	494
Consumer Products Adjusted EBITDA[2]	$30,934	$30,791	$96,795	$87,274
Consumer Products EBITDA margin[3]	12.7%	12.0%	13.0%	11.8%
Consumer Products Adjusted EBITDA margin[4]	12.2%	12.5%	13.0%	12.1%

Pulp and Paperboard:
Net sales	$182,001	$195,183	$562,946	$599,200
GAAP operating income	9,956	37,446	85,151	81,394
Depreciation and amortization expense	6,530	6,535	19,346	20,583
Pulp and Paperboard EBITDA[1]	$16,486	$43,981	$104,497	$101,977
Costs associated with labor agreement	—	—	—	916
Reorganization related expenses	—	239	—	239
Pulp and Paperboard Adjusted EBITDA[2]	$16,486	$44,220	$104,497	$103,132
Pulp and Paperboard EBITDA margin[3]	9.1%	22.5%	18.6%	17.0%
Pulp and Paperboard Adjusted EBITDA margin[4]	9.1%	22.7%	18.6%	17.2%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Consumer Products:
Net sales	$253,319	$247,039	$746,249	$721,606
GAAP operating income	17,201	15,521	54,135	44,948
Costs associated with Long Island facility closure	466	728	1,431	2,017
Gain associated with the sale of the specialty mills	(1,755)	—	(1,755)	(1,462)
Costs associated with labor agreement	—	—	—	814
Reorganization related expenses	—	494	—	494
Consumer Products Adjusted operating income[1]	$15,912	$16,743	$53,811	$46,811
Consumer Products operating margin	6.8%	6.3%	7.3%	6.2%
Consumer Products Adjusted operating margin[2]	6.3%	6.8%	7.2%	6.5%

Pulp and Paperboard:
Net sales	$182,001	$195,183	$562,946	$599,200
GAAP operating income	9,956	37,446	85,151	81,394
Costs associated with labor agreement	—	—	—	916
Reorganization related expenses	—	239	—	239
Pulp and Paperboard Adjusted operating income[1]	$9,956	$37,685	$85,151	$82,549
Pulp and Paperboard operating margin	5.5%	19.2%	15.1%	13.6%
Pulp and Paperboard Adjusted operating margin[2]	5.5%	19.3%	15.1%	13.8%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Income Tax Provision
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP income tax provision	$(859)	$(9,100)	$(24,437)	$(19,500)
Special items, after-tax:
Directors' equity-based compensation (expense) benefit	(32)	607	(1,568)	1,211
Pension settlement expense	(1,242)	—	(1,242)	—
Costs associated with Long Island facility closure	(166)	(231)	(509)	(633)
Gain associated with the sale of the specialty mills	626	—	626	459
Legal expenses and settlement costs	—	(626)	—	(626)
Reorganization related expenses	—	(376)	—	(376)
Costs associated with labor agreement	—	—	—	(533)
Adjusted income tax provision[1]	$(1,673)	$(9,726)	$(27,130)	$(19,998)
Adjusted income tax provision rate[1,2]	41.4%	28.5%	37.5%	30.5%

[1]	Adjusted income tax provision and Adjusted income tax provision rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax provision rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet
509.344.5912
or
(Investors)
Robin Yim
509.344.5906